Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-260995 on Form S-8, No. 333-268123 and No. 333-268121 on Form S-3) of our report dated March 8, 2023, with respect to the consolidated and combined financial statements and financial statement Schedule III of Orion Office REIT Inc.
/s/ KPMG LLP
San Diego, California
March 8, 2023